Exhibit 99.1

Pope Resources Reports Second Quarter Income of $3.3 Million

POULSBO, Wash.--(BUSINESS WIRE)--July 28, 2011--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $3.3 million, or $0.73 per diluted ownership unit, on revenue of $14.3 million for the quarter ended June 30, 2011. This compares to a net loss attributable to unitholders of $1.1 million, or $0.25 per diluted ownership unit, on revenue of $8.1 million for the comparable period in 2010.

Net income for the six months ended June 30, 2011 totaled $7.0 million, or $1.55 per diluted ownership unit, on revenue of $31.9 million. Net loss for the corresponding period in 2010 totaled $675,000, or $0.15 per diluted ownership unit, on revenue of $14.1 million. Results for both the second quarter and first half of 2010 were impacted by a $1.2 million loss on early debt extinguishment.

Cash provided by operations for the quarter ended June 30, 2011 was $6.1 million, compared to $277,000 for the second quarter of 2010. For the six months ended June 30, 2011, cash provided by operations was $13.7 million, compared to $1.1 million for year-to-date 2010 results. Cash provided by operations in 2010 for both the second quarter and first half of 2010 was also impacted by the aforementioned $1.2 million payment for early debt retirement that was part of a new financing.

“We have now had two strong quarters back-to-back thanks largely to surging demand from China for logs and lumber,” said David L. Nunes, President and CEO. “This continued surge in export demand helped generate an $88 per thousand board feet (MBF), or 18%, lift in our average realized log price in the first half of the year, even in the face of continued softness in domestic demand. We responded by increasing our overall harvest volume by 23 million board feet (MMBF), or 89%, as well as by front-loading our planned 2011 harvest into the first six months of the year. With both higher harvest volumes and log prices, we enjoyed year-to-date operating income for our Fee Timber segment that is almost double the amount for last year’s comparable timeframe.”

Our timber fund properties carry a higher proportion of inventory in whitewood species than is the case with the Partnership’s properties. With more year-to-date harvest from our timber fund properties (39% of total harvest this year vs. 11% in 2010), the overall species mix changed from 76% Douglas-fir and 7% whitewoods in the first half of 2010 to 60% Douglas-fir and 24% whitewoods in the first half of 2011. Typically, a heavier mix of whitewoods would result in lower average log realizations, but the strong log demand from China and Korea that was largely indifferent as to species counteracted this expected price-dampening effect.

For the first six months of 2011, our average realized log price increased $88 per MBF, or 18%, from $483 per MBF in 2010 to $571 per MBF in 2011. Within this total, Douglas-fir log prices increased $100 per MBF, or 19%, from $515 per MBF in 2010 to $615 per MBF in 2011 and whitewoods increased $93 per MBF, or 21%, from $453 per MBF in 2010 to $546 per MBF in 2011. Across all species, export log prices increased $110 per MBF, or 21%, from $517 per MBF in 2010 to $627 per MBF in 2011. In addition, while there was virtually no spread between export and domestic log market pricing in the first half of 2010, the spread has increased to 12%, or $69 per MBF, export lift in 2011’s first half.

Operating income in the second quarter for Fee Timber increased 9%, from $3.1 million in 2010 to $3.3 million in 2011. This increase was driven primarily by a 30% increase in our harvest volume, from 14 MMBF in 2010 to 19 MMBF in 2011, amplified by a $65 per MBF, or 13%, lift in average realized log price, which increased from $517 per MBF in 2010 to $582 per MBF in 2011. The increase in operating income was more modest than these combined volume and price factors would suggest because the timber fund properties have a much higher depletion rate than the Partnership’s properties and the percentage of second quarter harvest from timber fund properties increased from 19% in 2010 to 41% in 2011.

For the first six months of 2011, Fee Timber operating income was nearly double the level of the corresponding period in 2010, increasing from $5.3 million in 2010 to $10.4 million in 2011. This improvement was driven by the combined effect of an 89% increase in harvest volumes, from 26 MMBF in 2010 to 49 MMBF in 2011, and an $88 per MBF, or 18%, improvement in average realized log price, which increased from $483 per MBF in 2010 to $571 per MBF in 2011. Again, the higher depletion rate on timber fund properties offset what would otherwise have been an even more significant increase in first half operating income, as the percentage of harvest from timber fund properties increased from 11% in 2010 to 39% in 2011.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s role as General Partner or Managing Member of the funds. Consolidating these funds into the Partnership’s financial statements results in the elimination of management fees charged to the funds, with a corresponding decrease in operating expenses in the Fee Timber segment. TM&C had no revenue for the six months ended June 30, 2011 after eliminating $1.1 million of revenue earned from managing the funds. This compares to no revenue for the same period in 2010 after eliminating $590,000 of fund management revenue. The increase in revenue eliminated resulted from additional fees earned on the management of $58 million of timberland acquired by ORM Timber Fund II, Inc. at the end of the third quarter of 2010. In total we managed 61,000 acres in two timber funds for the first half of 2011 versus 36,000 acres in the prior year’s first six months.

Operating losses generated by the TM&C segment for the six months ended June 30, 2011 and 2010 totaled $784,000 and $616,000, respectively, after eliminating revenue earned from managing the funds. The increase in operating losses is attributable to added costs related to higher harvest levels from the two funds and higher personnel related expenses associated with fund oversight.

Our Real Estate segment posted operating income of $807,000 for the first six months of 2011 compared to an operating loss of $1.6 million for the comparable period in 2010. The improvement in performance was primarily due to a 386-acre second quarter conservation land sale that generated $2.0 million of revenue, plus three smaller land sales that also closed in the second quarter of 2011, in addition to reduced environmental remediation costs, which decreased from $563,000 in 2010 to $344,000 in 2011.

General & Administrative expenses for the first six months of 2011 decreased 6% to $2.2 million, compared to $2.4 million in the prior year. This decrease in overhead costs was driven primarily by implementation of a new long-term compensation plan in the second quarter of 2010 that required a catch-up accrual for multi-year performance cycles.

For the balance of 2011, we will continue to scale our harvest plans in response to dynamic log markets, and we now expect our harvest volume for the year to be between 78 and 84 MMBF, with the final total depending on the strength or weakness of log markets as well as weather patterns as 2011 plays itself out.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues	$14,269	$8,089	$31,943	$14,055
Costs and expenses:
Cost of sales	(7,061)	(3,825)	(15,917)	(6,431)
Operating expenses	(3,748)	(4,133)	(7,804)	(6,921)
Operating income	3,460	131	8,222	703
Interest income	10	27	22	61
Interest expense	(541)	(321)	(1,115)	(862)
Capitalized interest	108	78	206	318
Debt extinguishment costs	-	(1,250)	-	(1,250)
SLARS gain on disposition	-	-	-	11
Income (loss) before income taxes	3,037	(1,335)	7,335	(1,019)
Income tax expense	(83)	-	(139)	(12)
Net income (loss)	2,954	(1,335)	7,196	(1,031)
Net (income) loss attributable to noncontrolling interests	333	209	(229)	356
Net income (loss) attributable to Pope Resources' unitholders	$3,287	($1,126)	$6,967	($675)

Average units outstanding - Basic	4,329	4,541	4,318	4,536
Average units outstanding - Diluted	4,331	4,541	4,320	4,536

Basic net income (loss) per unit	$0.73	($0.25)	$1.55	($0.15)
Diluted net income (loss) per unit	$0.73	($0.25)	$1.55	($0.15)

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	June 30, 2011				December 31, 2010

		ORM	Consolidating
Assets:	Pope	Timber Funds	Entries	Consolidated
Cash and cash equivalents	193	2,291	-	2,484	2,423
Other current assets	2,109	391	(408)	2,092	1,570
Total current assets	2,302	2,682	(408)	4,576	3,993
Timber and roads, net	37,666	121,601	-	159,267	164,961
Timberlands	15,364	18,747	-	34,111	33,980
Buildings and equipment, net	6,008	-	-	6,008	3,854
Land held for development	28,617	-	-	28,617	27,737
Investment in ORM Timber Funds	27,072	-	(27,072)	-	-
Other assets	1,195	133	-	1,328	1,312
Total	$118,224	$143,163	($27,480)	$233,907	$235,837
Liabilities and equity:
Current liabilities	$3,865	$1,151	($408)	$4,608	$4,786
Current portion of long-term debt	-	31	-	$31	30
Long-term debt	35,113	11,052	-	$46,165	50,468
Other long-term liabilities	1,722	-	-	1,722	1,746
Total liabilities	40,700	12,234	(408)	52,526	57,030
Partners' capital	77,524	130,929	(131,806)	76,647	70,990
Noncontrolling interests	-	-	104,734	104,734	107,817
Total	$118,224	$143,163	($27,480)	$233,907	$235,837

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net income (loss)	$2,954	($1,335)	7,196	($1,031)
Added back:
Depletion	2,605	1,465	5,897	2,189
Timber depletion on HBU sale	150	-	150	-
SLARS gain on investments	-	-	-	(11)
Depreciation and amortization	178	151	351	305
Unit compensation	365	263	592	424
Development expenditures	(241)	(152)	(493)	(472)
Deferred taxes	43		43	-
Cost of land sold	89	-	89	67
Debt issuance costs	-	32	-	32
Change in operating accounts	(83)	(147)	(158)	(380)
Cash provided by operations	$6,060	$277	$13,667	$1,123

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues:
Partnership Fee Timber	$7,039	$6,385	$18,362	$11,869
Funds Fee Timber	4,300	1,428	10,436	1,706
Total Fee Timber	11,339	7,813	28,798	13,575
Timberland Management & Consulting (TM&C)	-	-	-	-
Real Estate	2,930	276	3,145	480
Total	14,269	8,089	31,943	14,055
Operating income (loss):
Fee Timber	3,314	3,054	10,441	5,334
TM&C	(354)	(375)	(784)	(616)
Real Estate	1,664	(1,096)	807	(1,622)
General & administrative	(1,164)	(1,452)	(2,242)	(2,393)
Total	$3,460	$131	$8,222	$703

SELECTED STATISTICS

	Three months ended June 30,		Six months ended
	2011	2010	2011	2010
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	10.2	10.7	29.2	19.7
Whitewood	5.1	1.3	11.6	1.8
Cedar	0.2	0.1	0.8	0.3
Hardwood	0.5	0.2	1.2	0.3
Pulpwood
All species	2.8	2.1	6.3	3.9
Total	18.8	14.4	49.1	26.0

Log sale volumes by sort (million board feet):
Export	10.8	4.1	27.2	7.7
Domestic	4.7	8.1	14.4	14.1
Pulpwood	2.8	2.0	6.3	3.9
Hardwood	0.5	0.2	1.2	0.3
Total	18.8	14.4	49.1	26.0

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	640	556	615	515
Whitewood	557	483	546	453
Cedar	921	950	977	867
Hardwood	556	503	524	502
Pulpwood
All species	387	311	372	306
Overall	582	517	571	483

Average price realizations by sort (per thousand board feet):
Export	645	549	627	517
Domestic	556	554	558	513
Pulpwood	387	311	372	306
Hardwood	556	503	524	502
Overall	582	517	571	483

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	61,000	36,000	61,000	36,000
Capital and development expenditures ($000's)	3,791	325	4,444	915
Depletion ($000's)	2,755	1,465	6,047	2,189
Depreciation and amortization ($000's)	178	151	351	305

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q2 2011 vs.	Q2 2011 vs.
	Q2 2010	Q1 2011
Net income (loss) attributable to Pope Resources' unitholders:
2nd Quarter 2011	$3,287	$3,287
1st Quarter 2011		3,680
2nd Quarter 2010	(1,126)
Variance	$4,413	($393)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$2,256	(6,483)
Log price realizations (B)	1,223	$339
Production costs	(1,754)	1,452
Depletion	(1,140)	687
Other Fee Timber	(325)	192
Timberland Management & Consulting
Other Timberland Mgmnt & Consulting	21	76
Real Estate
Land and conservation easement sales	2,320	2,320
Timber depletion on HBU sale	(150)	(150)
Other Real Estate	104	161
Environmental remediation costs	486	190
General & administrative costs	288	(86)
Net interest expense	(207)	41
Debt extinguishment costs	1,250	-
Other (taxes, noncontrolling int., investment gain)	41	868
Total change in earnings	$4,413	($393)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156